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                           Medisys Technologies, Inc.
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                (Name of Registrant as Specified In Its Charter)

                     Medisys Reform Committee Year 2001, LLC
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
--------------------------------------------------------------------------------
 Following are postings on behalf of Medisys Reform Committee Year 2001, LLC on
   Raging Bull message board of Medisys Technologies, Inc. on April 24, 2001.
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                                   FIRST POST

Rayglobe, in your post #3588, you said Valley Forge has not put out a press release since May 14, 1999. This is not true. Valley Forge has put out five press releases during year 2001. Of the five, one reported positive earnings for the first quarter and another predicted sales would rise in the second Quarter from $709,441 to $1,200,000. Four of these releases were put by Business Wire.

You can find these news releases by going to www.bigcharts.com and it is probably on most other stock market sites. It is plainly stated on the Valley Forge web site that it has not been updated since June 9, 1999. This should have alerted you to look elsewhere to see whether they had made press releases since that date. Rayglobe, you should check things out a little further before shooting off your mouth.

Also Rayglobe, you intentionally misled the readers of this Board. Quoting from our proxy statement, you said that the new board of directors is exhorted to "employ strategies designed to terminate the litigation currently embroiling Medisys" after which you gratuitously added "AND THREATENING MEMBERS OF THE REFORM COMMITTEE". The full and correct quote is as follows:

         "Sixth, employ strategies designed to terminate the litigation currently embroiling Medisys on terms that best protect the interests and share value of the stockholders."

Maybe some of the members on this Board enjoy misleading partial quotes that change the meaning of a statement. I, for one, do not appreciate such deception.

Your message concluded, "As I said, hope you all can read between the lines." No reading between the lines of your post is needed in order to see that you intend to snooker the readers of this board with your misleading post. Your partial quotation out of context is the more despicable because it appears on a public bulletin board where it may influence the vote of any shareholder who does not compare your version with the original. Of course, that is your intent. Sensible readers of this message board would do well to ignore your misleading rantings.

As for the litigation, you're exactly right we think this litigation farce should be terminated, but it will happen only if the new board determines that it is in the best interest of the shareholders. The candidates we have nominated for election to this Board are not people who can be bought or controlled. None of them owes any of us anything. The litigation has not been discussed with any of them in any detail except to inform them of its existence and how it came about. They will do their job, which is to protect the interests of the shareholders - what the current Board was supposed to do, but whom we contend did not.

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

We believe the Company must have spent several hundred thousand dollars so far on legal fees in this litigation. We do know that Medisys has incurred substantial legal fees relative to the Louisiana lawsuit, which was dismissed, as well as for the lawsuit in Utah State Court by which it improperly obtained a restraining order preventing the sale of our shares, which was also dissolved. Medisys has been ordered to pay us approximately $31,000 for our legal fees in that case. We are going to ask the Court to require that Medisys pay our legal fees in the Louisiana case that was dismissed. Furthermore, Medisys has incurred millions of dollars of potential liability for the decline in value of our shares during the pendency of the improperly obtained injunctions that prevented sale of our shares.

Since Medisys admittedly lost approximately $6.7 million in year 2000 and since it only had $200,000.00 in the bank at year end, does anyone have any idea how the Company is going to get money just to continue operations, must less to waste on frivolous litigation?

A thorough reading of the 10-K for the period ended December 31, 2000 reveals no listing of the amount expended for legal fees. It would appear that management has buried the fees under some other category of expense--perhaps the $3.4 million of selling, general and administrative expense--in order to avoid having the shareholders learn the amount they have wasted on this legal circus.

Certain Additional Information:

The participants in any solicitation that may be represented by this letter are Medisys Reform Committee Year 2001, LLC, a Florida limited liability company ("MRC"), Brett J. Phillips, William H. Morris, Marilyn L. Morris, and E. Carl Anderson. The manager of MRC is E. Carl Anderson. As of the date of this communication, the foregoing MRC participants share voting and dispositive power and, therefore, are deemed to own beneficially 12,079,524 shares of common stock of Medisys, which constitutes 19.8% of the 61,154,342 shares issued and outstanding as reported by Medisys in its annual report on Form 10-KSB for the year ended December 31, 2000. The foregoing MRC participants have filed with the Securities and Exchange Commission a Statement of Beneficial Ownership on
Schedule 13-D under the Securities Exchange Act setting forth additional details about their identity and their direct and indirect interest in Medisys. Such statement of ownership is available free of charge on the Security and Exchange Commission's web site at http:/www.sec.gov.

The MRC participants have filed a preliminary proxy statement with the Securities and Exchange Commission in connection with any solicitation that the MRC participants may make with respect to Medisys. The MRC participants advise all Medisys shareholders to read any such proxy statement when it is available because it will contain important information. Any such proxy statement will be available free of charge on the Security and Exchange Commission's web site at http:/www.sec.gov.

                                         Medisys Reform Committee Year 2001, LLC

                                         By /s/ E. Carl Anderson
                                            ----------------------------------
                                            E. Carl Anderson


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

                                   SECOND POST

Rayglobe - Regarding your post #3589 wherein you criticized William Smoak and Fernando Serrano because they were not listed on the web site for Calpine Corporation (www.calpine.com), you failed to note that the only executives listed were either Board Members or executives ranking senior vice president or higher. Messrs. Smoak and Serrano are neither Board Members nor do they rank senior vice president or higher. Mr. Smoak is Director - Project Development and Mr. Serrano is Manager of Finance. Calpine is a very large corporation, having revenues for the past year of $2.28 billion and profits of $324.7 million. Mr. Smoak brings the management ability that Medisys so obviously needs (he is in charge of development for $2.1 billion value in projects for Calpine) and Mr. Serrano brings the financial management talent this Company also so obviously needs. The fact that their current employment is for a power generation company is irrelevant.


Certain Additional Information:

The participants in any solicitation that may be represented by this letter are Medisys Reform Committee Year 2001, LLC, a Florida limited liability company ("MRC"), Brett J. Phillips, William H. Morris, Marilyn L. Morris, and E. Carl Anderson. The manager of MRC is E. Carl Anderson. As of the date of this communication, the foregoing MRC participants share voting and dispositive power and, therefore, are deemed to own beneficially 12,079,524 shares of common stock of Medisys, which constitutes 19.8% of the 61,154,342 shares issued and outstanding as reported by Medisys in its annual report on Form 10-KSB for the year ended December 31, 2000. The foregoing MRC participants have filed with the Securities and Exchange Commission a Statement of Beneficial Ownership on
Schedule 13-D under the Securities Exchange Act setting forth additional details about their identity and their direct and indirect interest in Medisys. Such statement of ownership is available free of charge on the Security and Exchange Commission's web site at http:/www.sec.gov.

The MRC participants have filed a preliminary proxy statement with the Securities and Exchange Commission in connection with any solicitation that the MRC participants may make with respect to Medisys. The MRC participants advise all Medisys shareholders to read any such proxy statement when it is available because it will contain important information. Any such proxy statement will be available free of charge on the Security and Exchange Commission's web site at http:/www.sec.gov.

                                         Medisys Reform Committee Year 2001, LLC

                                         By /s/ E. Carl Anderson
                                            ----------------------------------
                                            E. Carl Anderson

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